PRESS RELEASE
FOR IMMEDIATE RELEASE

MAXUS REALTY TRUST ANNOUNCES CONTRACT TO SELL THE ACI BUILDING

     Kansas City, Missouri (May 4, 2004) - Maxus Realty Trust, Inc. (NASDAQ:MRTI), a real estate investment trust (the "Trust"), is pleased to announce on April 28, 2004, ACI Financing, L.L.C., a subsidiary of the Trust ("ACI Financing"), entered into a contract to sell the ACI Building, an office building located in Omaha, Nebraska (the "ACI Building"), to an unrelated third party, DBSI Housing Inc., an Idaho corporation ("DBSI"). The sale price is Eight Million Two Hundred Two Thousand Five Hundred Dollars ($8,202,500) before the brokerage commission and other standard closing costs. Pursuant to the contract, at the closing DBSI will assume the existing loan secured by the ACI Building, which has an outstanding balance of approximately $4.1 million, as partial payment of the sale price.

     The sale is subject to certain standard closing conditions, including but not limited to (i) a 60 day due diligence review period, (ii) ACI Financing's delivery of a satisfactory title commitment and survey and (iii) lender approval of DBSI's assumption of the existing loan secured by the ACI Building.

     The Trust is also pleased to announce on April 30, 2004, Kings Court/Terrace Acquisition, L.L.C., a subsidiary of the Trust ("Terrace LLC"), acquired The Terrace Apartments in a merger transaction with Terrace Acquisition, L.P. ("Terrace LP"). Pursuant to the merger agreement, the aggregate merger consideration paid to Terrace LP's limited partners was approximately Two Hundred Thirty-Eight Thousand ($238,000). Pursuant to the merger agreement, Terrace LLC, as the surviving entity, assumed Terrace LP's mortgage loan of approximately One Million Six Hundred Fifty Thousand Dollars ($1,650,000) and Terrace LP's other liabilities valued for purposes of the merger at approximately Twenty-Eight Thousand Dollars ($28,000). The Terrace Apartments are located in Olathe, Kansas and contain eighty-four apartment units.

     The  Trust  makes  equity  investments  in  income  producing   properties,
principally multi-family housing.

Contact:   Christine A. Robinson, Secretary
           Maxus Realty Trust, Inc.
           104 Armour Road
           North Kansas City, Missouri 64116
           Phone:  (816) 303-4500
           Fax:  (816) 221-1829